Exhibit 4.1

SIXTH SUPPLEMENTAL INDENTURE

This Sixth Supplemental Indenture (the “Sixth Supplemental Indenture”) is dated as of December 23, 2009, between Team Health Holdings, Inc. (“Holdings”), the parent company of Team Finance LLC, a Delaware limited liability company (“Team Finance”), and The Bank of New York Mellon Trust Company, N.A. (formerly, The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of Team Finance, Health Finance Corporation (“Health Finance” and, together with Team Finance, the “Issuers”) and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture, dated as of November 23, 2005, as amended by the First Supplemental Indenture, dated as of June 1, 2006, the Second Supplemental Indenture, dated as of June 30, 2007, the Third Supplemental Indenture, dated as of April 30, 2008, the Fourth Supplemental Indenture, dated as of April 30, 2009, and the Fifth Supplemental Indenture, dated as of August 13, 2009 (as amended, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 11 1/4% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, Section 4.03(b) of the Indenture permits certain reporting obligations to be made by a direct or indirect parent company of the Issuers if that parent entity becomes a guarantor of the Notes;

WHEREAS, Holdings desires to become a guarantor of the Notes and to execute and deliver to the Trustee a supplemental indenture pursuant to which Holdings shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Parent Guarantee”); and

WHEREAS, pursuant to Sections 9.01(5) and 9.01(10) of the Indenture, the Trustee is authorized to execute and deliver this Sixth Supplemental Indenture without consent of Holders of Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Holdings hereby agrees as follows:

(a) Along with all Guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(i) the principal of and interest, premium and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and Holdings shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever.

(d) This guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Sixth Supplemental Indenture, and Holdings accepts all such obligations as a guarantor under the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors (and Holdings), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors or Holdings, any amount paid either to the Trustee or such Holder, this guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) Holdings shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between Holdings, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by Holdings for the purpose of this guarantee.

(h) Holdings shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this guarantee.

(i) Pursuant to Section 11.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 11 of the Indenture, this new guarantee shall be limited to the maximum amount permissible such that the obligations of Holdings under this guarantee will not constitute a fraudulent transfer or conveyance.

(j) This guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against either of the Issuers for liquidation, reorganization, should either of the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of either of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k) In case any provision of this guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) This guarantee shall be a general unsecured senior subordinated obligation of Holdings, ranking pari passu with any other future senior subordinated obligations of Holdings, if any.

(m) Each payment to be made by Holdings in respect of this guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3) Execution and Delivery. Holdings agrees that the guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such guarantee on the Notes.

(4) No Recourse Against Others. No director, representative, officer, employee, incorporator or stockholder of Holdings shall have any liability for any obligations of the Issuers or the Guarantors (and Holdings) under the Notes, any Guarantees, the Indenture or this Sixth Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS SIXTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Holdings.

(9) Subrogation. Holdings shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by Holdings pursuant to the provisions of Section 2 hereof and Section 11.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, Holdings shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.

(10) Benefits Acknowledged. Holdings’ guarantee is subject to the terms and conditions set forth in the Indenture. Holdings acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Sixth Supplemental Indenture and that the guarantee and waivers made by it pursuant to this guarantee are knowingly made in contemplation of such benefits.

(12) Successors. All agreements of Holdings in this Sixth Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Sixth Supplemental Indenture. All agreements of the Trustee in this Sixth Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, all as of the date first above written.

TEAM HEALTH HOLDINGS, INC.

By:	/s/ David P. Jones
Name: David P. Jones
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Karen Z. Kelly
Name: Karen Z. Kelly
Title: Vice President

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